Exhibit 99.1

Capmark Financial Group Inc. Updates Loan Discussions

(Horsham, PA) — March 19, 2009 — Capmark Financial Group Inc. (“Capmark”) today announced that in order to permit the continuation of its previously reported discussions with its lenders of possible modifications to certain terms of its senior credit facility and its bridge loan, Capmark is in discussions with the lenders under its bridge loan regarding a short-term extension of the March 23, 2009 maturity of the bridge loan.

There is no assurance that Capmark will be able to reach an agreement with its lenders regarding the extension or any other modifications to its bridge loan or senior credit facility.

About Capmark®:

Capmark is a diversified company that provides a broad range of financial services to investors in commercial real estate-related assets. Capmark has three core businesses: lending and mortgage banking, investments and funds management, and servicing. Capmark operates in North America, Europe and Asia.

Media Contact:	Investor Relations Contact:
Joyce Patterson	Bob Sullivan
215-328-3842	215-328-1329
Joyce.Patterson@capmark.com	Investor.relations@capmark.com

Forward-Looking Statements

Certain statements in this release may constitute forward-looking statements. These statements are based on management’s current expectations and beliefs but are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, among others, the ability of the Company to obtain modifications under its debt agreements, adverse changes in debt and capital markets conditions, which may adversely impact the Company’s access to capital on acceptable terms or the value or salability of our real estate related investments; interest rate and credit spread fluctuations; adverse changes in commercial real estate markets; changes in general economic and business conditions, which will, among other things, affect the amount the Company may earn on products and services and the availability and credit worthiness of its customers; changes in applicable laws and regulations; risks posed by competition; currency risks and other risks associated with international markets.

Such forward-looking statements are made only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or changes in events, conditions, or circumstances on which any such statement is based.